FOR IMMEDIATE RELEASE
NEWS RELEASE

Pacira BioSciences Reports Third Quarter 2022 Financial Results

-- Third quarter revenue of $167 million, increased 31% over prior year --
-- Conference call today at 8:30 a.m. ET --

TAMPA, FL, November 3, 2022 - Pacira BioSciences, Inc. (Nasdaq: PCRX), the industry leader in its commitment to non-opioid pain management and regenerative health solutions, today reported financial results for the third quarter of 2022.
Third Quarter 2022 Financial Highlights
•Total revenues of $167.5 million
•Net product sales of $132.6 million for EXPAREL, $26.5 million for ZILRETTA, and $4.5 million for iovera°
•Net loss of $0.7 million, or $(0.02) per share (basic and diluted)
•Adjusted EBITDA of $55.2 million
“In the third quarter, we continued to post increasing revenue and adjusted EBITDA, which underscores the success we are achieving in bringing our innovative non-opioid pain management solutions to patients,” said Dave Stack, chairman and chief executive officer of Pacira BioSciences. “Moving forward, with an EXPAREL exclusivity runway extending into 2041 driving significant and durable operating cash flows, we are well-positioned to deliver near- and long-term value creation through a blend of new indications within our current commercial portfolio as well as new product development opportunities to support our growth in 2023 and beyond.”

Recent Business Highlights

•New EXPAREL Patent and Notice of Allowance. In October, the U.S. Patent and Trademark Office (USPTO) issued Patent Number 11,452,691. This patent is a chemical composition patent, with an expiration date of January 22, 2041. This patent is now listed in the U.S. Food and Drug Administration’s Approved Drug Products with Therapeutic Equivalents Evaluations (Orange Book) and is the 8th listed patent. The company also received a Notice of Allowance from the USPTO for a U.S. Patent Application that is a product by process patent for EXPAREL. After issuance, Pacira will submit this patent for listing in the Orange Book.

•Positive Topline Data from Two Phase 3 Registration Studies of EXPAREL as a Lower Extremity Nerve Block. In September, the company announced positive topline results from two Phase 3 registration studies of EXPAREL as a single-dose nerve block for postsurgical regional analgesia in lower extremity surgeries. The first study evaluated EXPAREL as a femoral nerve block in the adductor canal for total knee arthroplasty and the second study evaluated EXPAREL as a sciatic nerve block in the popliteal fossa for bunionectomy. Both studies achieved statistical significance for the primary endpoint demonstrating a statistically significant reduction in cumulative pain scores from 0 to 96 hours (p<0.01) and the key secondary endpoint reduction in postsurgical opioid consumption through 96 hours (p<0.01) compared with bupivacaine HCl. In the bunionectomy study, EXPAREL also achieved statistical significance for the percentage of opioid-free subjects (p<0.001) through 96 hours compared with bupivacaine HCl. EXPAREL was well tolerated with a safety profile consistent with bupivacaine HCl.

•Positive CHMP Opinion for EXPAREL for the Treatment of Postsurgical Pain in Children Aged 6 or Older. In September, the company announced that the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending marketing authorization for an expanded indication of EXPAREL to include use in children aged 6 years and older as a field block for treatment of somatic post-operative pain from small- to medium-sized surgical wounds. The CHMP opinion was based on the results of the Phase 3 PLAY study of EXPAREL infiltration in pediatric patients undergoing spinal or cardiac surgeries. Overall findings were consistent with the pharmacokinetic and safety profiles for adult patients with no safety concerns identified at a dose of 4 mg/kg.

•Positive Phase 1 Data for PCRX-201. The company recently finished analyzing data from its Phase 1 study of PCRX-201, a novel, intra-articular gene therapy product candidate that produces IL-1Ra for osteoarthritis. Based upon very compelling initial Phase 1 efficacy and safety data for PCRX-201, we are working with investigators and plan to request an FDA meeting to discuss the regulatory pathway forward for osteoarthritis of the knee—a very important and exciting addition to our durable non-opioid pain management pipeline.
Third Quarter 2022 Financial Results
•Total revenues were $167.5 million in the third quarter of 2022, versus the $127.7 million reported for the third quarter of 2021.
•EXPAREL net product sales were $132.6 million in the third quarter of 2022, versus the $121.9 million reported for the third quarter of 2021.
•ZILRETTA net product sales were $26.5 million in the third quarter of 2022. The company began recognizing ZILRETTA sales upon completing its acquisition of Flexion Therapeutics, Inc. in November 2021.
•Third quarter 2022 iovera° net product sales were $4.5 million, versus the $4.2 million reported for the third quarter of 2021.
•Sales of bupivacaine liposome injectable suspension to a third-party licensee for use in veterinary practice were $3.0 million in the third quarter of 2022, versus the $0.7 million reported for the third quarter of 2021.
•Third quarter royalty and collaborative licensing and milestone revenues were $0.9 million in both 2022 and 2021.

•Total operating expenses were $146.2 million in the third quarter of 2022, versus the $96.3 million reported for the third quarter of 2021.
•Research and development (R&D) expenses were $19.4 million in the third quarter of 2022, compared to $11.6 million in the third quarter of 2021. R&D expenses included $7.2 million and $4.7 million of product development and manufacturing capacity expansion costs in the third quarters of 2022 and 2021, respectively.
•Selling, general and administrative (SG&A) expenses were $61.3 million in the third quarter of 2022, compared to $47.9 million in the third quarter of 2021.
•GAAP net loss was $0.7 million, or $(0.02) per share (basic and diluted) in the third quarter of 2022, compared to GAAP net income of $17.7 million, or $0.40 per share (basic) and $0.39 per share (diluted), in the third quarter of 2021.
•Non-GAAP net income was $29.9 million, or $0.65 per share (basic) and $0.64 per share (diluted) in the third quarter of 2022, compared to $32.5 million, or $0.73 per share (basic) and $0.72 per share (diluted), in the third quarter of 2021.
•Adjusted EBITDA was $55.2 million in the third quarter of 2022, compared to $48.1 million in the third quarter of 2021.
•Pacira ended the third quarter of 2022 with cash, cash equivalents and available-for-sale investments (“cash”) of $346.1 million. Cash provided by operations was $42.7 million in the third quarter of 2022, compared to $60.3 million in the third quarter of 2021.
•Pacira had 45.8 million basic and diluted weighted average shares of common stock outstanding in the third quarter of 2022.
See “Non-GAAP Financial Information” below.
Financial Guidance
Since early 2020, the company’s revenues have been impacted by COVID-19 and pandemic-related challenges that included the significant postponement or suspension in the scheduling of elective surgical procedures due to public health guidance and government directives. While the degree of impact has diminished during the course of the pandemic due to the introduction of vaccines and the lessening of elective surgery restrictions, certain pandemic-related operational challenges persist. It remains unclear how long it will take the elective surgery market to normalize or if restrictions on elective procedures will recur due to future COVID-19 variants or otherwise. Given the continued uncertainty around labor shortages, COVID-19 and the pace of recovery for the elective surgery market, the company is currently not providing revenue or gross margin guidance. To provide greater transparency, Pacira is reporting monthly intra-quarter unaudited net product sales for EXPAREL, ZILRETTA, and iovera° until it has gained enough visibility around the impacts of COVID-19. Pacira is also providing weekly EXPAREL utilization and elective surgery data within its investor presentation, which is accessible at investor.pacira.com
Today the company is reiterating its full-year 2022 operating expense guidance as follows:
•Non-GAAP R&D expense of $75 million to $85 million; and
•Non-GAAP SG&A expense of $220 million to $230 million.
•Stock-based compensation of $47 million to $50 million.

See “Non-GAAP Financial Information” below.

Today’s Conference Call and Webcast Reminder
The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, November 3, 2022, at 8:30 a.m. ET. For listeners who wish to participate in the question and answer session via telephone, please pre-register at investor.pacira.com/upcoming-events. All registrants will receive dial-in information and a PIN allowing them to access the live call. In addition, a live audio of the conference call will be available as a webcast. Interested parties can access the event through the “Events” page on the Pacira website at investor.pacira.com. For those unable to participate in the live call, a replay of the webcast will be available on the Pacira website for approximately two weeks following the call.

Non-GAAP Financial Information
This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income, non-GAAP net income per common share, non-GAAP weighted average common shares outstanding-diluted, non-GAAP cost of goods sold, non-GAAP research and development (R&D) expense, non-GAAP selling, general and administrative (SG&A) expense, and adjusted EBITDA (as defined below), because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, R&D expense and SG&A expense outlook for 2022 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of the Company's financial statements by providing greater transparency into the operating performance of Pacira and its future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

About Pacira
Pacira BioSciences, Inc. (Nasdaq: PCRX) is committed to providing a non-opioid option to as many patients as possible to redefine the role of opioids as rescue therapy only. The company is also developing innovative interventions to address debilitating conditions involving the sympathetic nervous system, such as cardiac electrical storm, chronic pain, and spasticity. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and ioveraº®, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated in patients 6 years of age and older for single-dose infiltration to produce postsurgical local analgesia, and in adults as an interscalene brachial plexus nerve block to produce postsurgical regional analgesia. Safety and efficacy have not been established in other nerve blocks. The product combines bupivacaine with multivesicular liposomes, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the multivesicular liposome platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain scores with up to a 78 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information about EXPAREL for Patients

EXPAREL should not be used in obstetrical paracervical block anesthesia. In studies in adults where EXPAREL was injected into a wound, the most common side effects were nausea, constipation, and vomiting. In studies in adults where EXPAREL was injected near a nerve, the most common side effects were nausea, fever, and constipation. In the study where EXPAREL was given to children, the most common side effects were nausea, vomiting, constipation, low blood pressure, low number of red blood cells, muscle twitching, blurred vision, itching, and rapid heartbeat. EXPAREL can cause a temporary loss of feeling and/or loss of muscle movement. How much and how long the loss of feeling and/or muscle movement depends on where and how much of EXPAREL was injected and may last for up to 5 days. EXPAREL is not recommended to be used in patients younger than 6 years old for injection into the wound, for patients younger than 18 years old, for injection near a nerve, and/or in pregnant women. Tell your health care provider if you or your child has liver disease, since this may affect how the active ingredient (bupivacaine) in EXPAREL is eliminated from the body. EXPAREL should not be injected into the spine, joints, or veins. The active ingredient in EXPAREL can affect the nervous system and the cardiovascular system; may cause an allergic reaction; may cause damage if injected into the joints; and can cause a rare blood disorder.

About ZILRETTA®

On October 6, 2017, ZILRETTA (triamcinolone acetonide extended-release injectable suspension) was approved by the U.S. Food and Drug Administration as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis (OA)- related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of OA pain of the knee. Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.
•Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.
•Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZILRETTALabel.com for full Prescribing Information.

About iovera°®

The iovera° system uses the body’s natural response to cold to treat peripheral nerves and immediately reduce pain without the use of drugs. Treated nerves are temporarily stopped from sending pain signals for a period of time, followed by a restoration of function. Treatment with iovera° treatment works by applying targeted cold to a peripheral nerve. A precise cold zone is formed under the skin that is cold enough to immediately prevent the nerve from sending pain signals without causing damage to surrounding structures. The effect on the nerve is temporary, providing pain relief until the nerve regenerates and function is restored. Treatment with iovera° does not include injection of any substance, opioid, or any other drug. The effect is immediate and can last up to 90 days. The iovera° system is not indicated for treatment of central nervous system tissue. Additional information is available at www.iovera.com.

Important Safety Information for iovera°®

The iovera° system is contraindicated for use in patients with the following: Cryoglobulinemia; Paroxysmal cold hemoglobinuria; cold urticaria; Raynaud’s disease; open and/or infected wounds at or near the treatment line. Potential complications: As with any surgical treatment that uses needle-based therapy, there is potential for temporary site-specific reactions, including but not limited to: bruising (ecchymosis); swelling (edema); inflammation and/or redness (erythema); pain and/or tenderness; altered sensation (localized dysesthesia). Typically, these reactions resolve with no physician intervention. Patients may help the healing process by applying ice packs to the affected sites, and by taking over-the-counter analgesics.

Forward-Looking Statements
Any statements in this press release about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to the acquisition of Flexion Therapeutics, Inc. and the costs and benefits thereof, our growth and future operating results and trends, our strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, anticipated product portfolio, development programs, strategic alliances, patent terms and intellectual property and other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from these indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; the possibility that if we do not achieve the perceived benefits of the Flexion acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of our shares could decline; the impact of the COVID-19 pandemic on elective surgeries, our manufacturing and supply chain, global and United States economic conditions, and our business, including our revenues, financial condition and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera° and the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA and iovera°; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications, and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary multivesicular liposome (pMVL) drug delivery technology; the approval of the commercialization of our products in other jurisdictions; clinical trials in support of an existing or potential pMVL-based product; our commercialization and marketing capabilities, our ability to successfully construct an additional EXPAREL manufacturing suite in San Diego, California; our ability to successfully complete a ZILRETTA capacity expansion project in Swindon, England; the outcome of any litigation; the ability to successfully integrate Flexion or any future acquisitions into our existing business; the recoverability of our deferred tax assets; and assumptions associated with contingent consideration payments; and factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K and in other filings that we periodically make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

###

Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Kristin Capone, (973) 588-2108
kcapone@coynepr.com

(Tables to Follow)

Pacira BioSciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$109,424	$585,578
Short-term available-for-sale investments	219,301	70,831
Accounts receivable, net	93,471	96,318
Inventories, net	96,799	98,550
Prepaid expenses and other current assets	14,416	14,771
Total current assets	533,411	866,048
Noncurrent available-for-sale investments	17,394	—
Fixed assets, net	193,646	188,401
Right-of-use assets, net	69,662	76,410
Goodwill	157,361	145,175
Intangible assets, net	581,002	623,968
Deferred tax assets	155,531	153,364
Investments and other assets	26,358	21,987
Total assets	$1,734,365	$2,075,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,933	$10,543
Accrued expenses	76,357	127,555
Lease liabilities	8,364	7,891
Convertible senior notes, net	—	350,466
Current portion of long-term debt, net	33,872	24,234
Income taxes payable	—	429
Total current liabilities	131,526	521,118
Convertible senior notes, net	404,151	339,267
Long-term debt, net	309,848	335,263
Lease liabilities	65,401	71,727
Contingent consideration	34,204	57,598
Other liabilities	19,112	19,972
Total stockholders’ equity	770,123	730,408
Total liabilities and stockholders’ equity	$1,734,365	$2,075,353

Pacira BioSciences, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net product sales:
EXPAREL	$132,642	$121,926	$398,854	$366,663
ZILRETTA	26,494	—	77,546	—
iovera°	4,467	4,182	10,694	11,264
Bupivacaine liposome injectable suspension	2,957	683	5,469	2,465
Total net product sales	166,560	126,791	492,563	380,392
Royalty revenue	906	931	2,305	1,822
Collaborative licensing and milestone revenue	—	—	—	125
Total revenues	167,466	127,722	494,868	382,339
Operating expenses:
Cost of goods sold	50,678	34,651	137,379	101,248
Research and development	19,405	11,578	67,292	40,031
Selling, general and administrative	61,283	47,856	190,546	147,191
Amortization of acquired intangible assets	14,322	1,967	42,966	5,900
Acquisition-related charges (gains) and other	489	237	(13,232)	2,256
Total operating expenses	146,177	96,289	424,951	296,626
Income from operations	21,289	31,433	69,917	85,713
Other (expense) income:
Interest income	1,234	177	1,757	816
Interest expense	(9,856)	(7,333)	(28,935)	(21,327)
Other, net	(10,598)	(46)	(11,369)	(2,600)
Total other expense, net	(19,220)	(7,202)	(38,547)	(23,111)
Income before income taxes	2,069	24,231	31,370	62,602
Income tax expense	(2,762)	(6,571)	(5,359)	(15,492)
Net (loss) income	$(693)	$17,660	$26,011	$47,110

Net (loss) income per share:
Basic net (loss) income per common share	$(0.02)	$0.40	$0.57	$1.07
Diluted net (loss) income per common share (1)	$(0.02)	$0.39	$0.56	$1.03
Weighted average common shares outstanding:
Basic	45,831	44,476	45,400	44,151
Diluted (1)	45,831	45,463	52,220	45,674

(1) Upon adoption of Accounting Standards Update, or ASU, 2020-06 on January 1, 2022, diluted net income per common share was calculated using the “if-converted” method associated with the Company’s convertible senior notes. For the nine months ended September 30, 2022, GAAP diluted net income per common share includes 5.6 million shares, from an assumed conversion of the convertible senior notes and the associated interest expense add-back to GAAP net income of $3.1 million in the nine months ended September 30, 2022.

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
GAAP net (loss) income	$(693)	$17,660	$26,011	$47,110

Non-GAAP adjustments:
Collaborative licensing and milestone revenue	—	—	—	(125)
Acquisition-related charges (gains) and other	489	237	(13,232)	2,256
Step-up of acquired Flexion fixed assets and inventory to fair value	1,973	—	5,758	—
Stock-based compensation	12,682	10,784	35,415	31,356
Amortization of debt discount	695	5,844	2,107	17,245
Amortization of acquired intangible assets	14,322	1,967	42,966	5,900
Impairment on investment	10,000	—	10,000	—
Loss on investment	—	—	—	2,584
Tax impact of non-GAAP adjustments	(9,618)	(3,959)	(25,274)	(14,007)
Total Non-GAAP adjustments	30,543	14,873	57,740	45,209

Non-GAAP net income	$29,850	$32,533	$83,751	$92,319

GAAP basic net (loss) income per common share	$(0.02)	$0.40	$0.57	$1.07
GAAP diluted net (loss) income per common share (1)	$(0.02)	$0.39	$0.56	$1.03

Non-GAAP basic net income per common share	$0.65	$0.73	$1.84	$2.09
Non-GAAP diluted net income per common share (1)	$0.64	$0.72	$1.80	$2.02

Weighted average common shares outstanding - basic	45,831	44,476	45,400	44,151
Weighted average common shares outstanding - diluted	45,831	45,463	52,220	45,674
Non-GAAP weighted average common shares outstanding - diluted (1)	46,526	45,463	46,612	45,674

(1) Upon adoption of ASU 2020-06 on January 1, 2022, diluted net income per common share was calculated using the “if-converted” method associated with the Company’s convertible senior notes. For the nine months ended September 30, 2022, GAAP diluted net income per common share includes 5.6 million shares, from an assumed conversion of the convertible senior notes and the associated interest expense add-back to GAAP net income of $3.1 million in the nine months ended September 30, 2022. On a non-GAAP basis, the “if-converted” method was modified so that interest expense is not added back to the numerator, and the denominator would only include any incremental shares that would be issued for the conversion premium as the Company intends to settle the principal amount of its 2025 convertible senior notes in cash. On a non-GAAP basis for the three and nine months ended September 30, 2022, there were no incremental shares related to the conversion premium.

Pacira BioSciences, Inc. Reconciliation of GAAP to Non-GAAP Financial Information (continued) (in thousands, except per share amounts) (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Cost of goods sold reconciliation:
GAAP cost of goods sold	$50,678	$34,651	$137,379	$101,248
Step-up of acquired Flexion fixed assets and inventory to fair value	(1,973)	—	(5,758)	—
Stock-based compensation	(1,599)	(1,512)	(4,429)	(4,429)
Non-GAAP cost of goods sold	$47,106	$33,139	$127,192	$96,819

Research and development reconciliation:
GAAP research and development	$19,405	$11,578	$67,292	$40,031
Stock-based compensation	(1,783)	(1,156)	(4,761)	(3,591)
Non-GAAP research and development	$17,622	$10,422	$62,531	$36,440

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$61,283	$47,856	$190,546	$147,191
Stock-based compensation	(9,300)	(8,116)	(26,225)	(23,336)
Non-GAAP selling, general and administrative	$51,983	$39,740	$164,321	$123,855

Weighted average shares outstanding - diluted reconciliation:
GAAP weighted average common shares outstanding - diluted	45,831	45,463	52,220	45,674
Dilutive impact on Non-GAAP net income (1)	695	—	—	—
Modified if-converted method adjustment (2)	—	—	(5,608)	—
Non-GAAP weighted average common shares outstanding - diluted	46,526	45,463	46,612	45,674

(1) As the Company reported a GAAP net loss for the three months ended September 30, 2022, potential common shares were excluded as the impact to diluted net loss per share would be antidilutive, whereas these potential securities resulted in a dilutive impact on net income reported on a non-GAAP basis.
(2) On a non-GAAP basis, the "if-converted" method was modified so that interest expense is not added back to the numerator, and the denominator would only include any incremental shares that would be issued for the conversion premium as the Company intends to settle the principal amount of its 2025 convertible senior notes in cash. For the three and nine months ended September 30, 2022, there were no incremental shares related to the conversion premium.

Pacira BioSciences, Inc.
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA (Non-GAAP)
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
GAAP net (loss) income	$(693)	$17,660	$26,011	$47,110

Interest income	(1,234)	(177)	(1,757)	(816)
Interest expense (1)	9,856	7,333	28,935	21,327
Income tax expense	2,762	6,571	5,359	15,492
Depreciation expense	5,878	3,763	18,130	9,578
Amortization of acquired intangible assets	14,322	1,967	42,966	5,900
EBITDA	30,891	37,117	119,644	98,591

Other adjustments:
Acquisition-related charges (gains) and other (2)	489	237	(14,437)	2,256
Step-up of acquired Flexion inventory to fair value	1,172	—	3,353	—
Stock-based compensation	12,682	10,784	35,415	31,356
Collaborative licensing and milestone revenue	—	—	—	(125)
Impairment on investment	10,000	—	10,000	—
Loss on investment	—	—	—	2,584
Adjusted EBITDA (Non-GAAP)	$55,234	$48,138	$153,975	$134,662
(1) Includes amortization of debt discount and debt issuance costs
(2) Excludes any depreciation expense included in EBITDA above

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) includes GAAP to non-GAAP adjustments that reflect how the Company’s management analyzes its financial results. The adjusted EBITDA figures presented here are unlikely to be comparable with adjusted EBITDA disclosures released by other companies.

Pacira BioSciences, Inc.
Reconciliation of GAAP to Non-GAAP 2022 Financial Guidance
(in millions)

GAAP to Non-GAAP Guidance	GAAP	Stock-Based Compensation	Non-GAAP
Research and development expense	$81 to $92	$6 to $7	$75 to $85
Selling, general and administrative expense	$254 to $266	$34 to $36	$220 to $230
Stock-based compensation	$47 to $50	—	—